UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 4)*

Under the Securities Exchange Act of 1934

Rackspace Technology, Inc.
(Name of Issuer)

Common stock, par value $0.01 per share
(Title of Class of Securities)

750102105
(CUSIP Number)

September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception Co-Invest ML Borrower, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
69,609,000
	7	sole dispositive power
0 shares
	8	shared dispositive power
69,609,000 shares

9	aggregate amount beneficially owned by each reporting person
69,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
30.8%
12	type of reporting person (See Instructions)
PN

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception ML Borrower, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
60,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
60,000,000 shares

9	aggregate amount beneficially owned by each reporting person
60,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
26.5%
12	type of reporting person (See Instructions)
PN

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception Co-Invest GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
69,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
69,609,000 shares

9	aggregate amount beneficially owned by each reporting person
69,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
30.8%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception Co-Invest ML GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
69,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
69,609,000 shares

9	aggregate amount beneficially owned by each reporting person
69,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
30.8%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Co-Investment Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
69,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
69,609,000 shares

9	aggregate amount beneficially owned by each reporting person
69,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
30.8%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception ML GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
60,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
60,000,000 shares

9	aggregate amount beneficially owned by each reporting person
60,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
26.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP VIII Inception Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
60,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
60,000,000 shares

9	aggregate amount beneficially owned by each reporting person
60,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
26.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
60,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
60,000,000 shares

9	aggregate amount beneficially owned by each reporting person
60,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
26.5%
12	type of reporting person (See Instructions)
PN

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIF VIII Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
60,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
60,000,000 shares

9	aggregate amount beneficially owned by each reporting person
60,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
26.5%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
129,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
129,609,000 shares

9	aggregate amount beneficially owned by each reporting person
129,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
57.3%
12	type of reporting person (See Instructions)
PN

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
129,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
129,609,000 shares

9	aggregate amount beneficially owned by each reporting person
129,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
57.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
129,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
129,609,000 shares

9	aggregate amount beneficially owned by each reporting person
129,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
57.3%
12	type of reporting person (See Instructions)
PN

CUSIP No. 750102105

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
129,609,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
129,609,000 shares

9	aggregate amount beneficially owned by each reporting person
129,609,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
57.3%
12	type of reporting person (See Instructions)
CO

Item 1.	(a)	Name of Issuer

Rackspace Technology, Inc.

(b)	Address of Issuer’s Principal Executive Offices

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) AP Inception Co-Invest ML Borrower, L.P. (“AP Co-Invest Borrower”); (ii) AP Inception ML Borrower, L.P. (“AP Borrower”); (iii) AP Inception Co-Invest GP, LLC (“AP Co-Invest”); (iv) AP Inception Co-Invest ML GP, LLC (“AP Co-Invest ML”); (v) Apollo Co-Investment Management, LLC (“Co-Investment Management”); (vi) AP Inception ML GP, LLC; (vii) AP VIII Inception Holdings GP, LLC (“AP VIII”); (viii) Apollo Management VIII, L.P. (“Management VIII”); (ix) AIF VIII Management, LLC (“AIF VIII LLC”); (x) Apollo Management, L.P. (“Apollo Management”); (xi) Apollo Management GP, LLC (“Management GP”); (xii) Apollo Management Holdings, L.P. (“Management Holdings”); and (xiii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AP Co-Invest Borrower and AP Borrower each hold securities of the Issuer.

AP Co-Invest is the sole member of AP Co-Invest ML, which is the general partner of AP Co-Invest Borrower. AP VIII is the sole member of AP Inception ML GP, LLC, which is the general partner of AP Borrower. Management VIII is the manager of AP VIII. AIF VIII LLC is the general partner of Management VIII. Co-Investment Management is the manager of AP Co-Invest.

Apollo Management is the sole member-manager of each of Co-Investment Management and AIF VIII LLC. Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Management GP. Management Holdings GP is the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the AP Co-Invest Borrower, AP Borrower, AP Co-Invest, AP Co-Invest ML, Co-Investment Management, AP Inception ML GP, LLC, and AP VIII is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The address of each of Management VIII, AIF VIII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, 41st Floor, New York, New York 10019.

(c)	Citizenship

AP Co-Invest Borrower, AP Borrower, AP Co-Invest, Management VIII, Apollo Management, and Management Holdings are each Delaware limited partnerships. AP Co-Invest ML, Co-Investment Management, AP Inception ML GP, LLC, AP VIII, AIF VIII LLC, Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)	Title of Class of Securities

Common stock, par value $0.01 per share (the “Common Stock”).

(e)	CUSIP Number

750102105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of September 30, 2024.

(a)	Amount beneficially owned:

AP Co-Invest Borrower	69,609,000
AP Borrower	60,000,000
AP Co-Invest	69,609,000
AP Co-Invest ML	69,609,000
Co-Investment Management	69,609,000
AP Inception ML GP, LLC	60,000,000
AP VIII	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

AP Co-Invest, AP Co-Invest ML, Co-Investment Management, AP Inception ML GP, LLC, AP VIII, Management VIII, AIF VIII LLC, Apollo Management, Management GP, Management Holdings, and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter, and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this filing, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

AP Co-Invest Borrower	30.8%
AP Borrower	26.5%
AP Co-Invest	30.8%
AP Co-Invest ML	30.8%
Co-Investment Management	30.8%
AP Inception ML GP, LLC	26.5%
AP VIII	26.5%
Management VIII	26.5%
AIF VIII LLC	26.5%
Apollo Management	57.3%
Management GP	57.3%
Management Holdings	57.3%
Management Holdings GP	57.3%

The percentages are based on 226,032,947 shares of Common Stock outstanding as of August 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on August 9, 2024.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

AP Co-Invest Borrower	69,609,000
AP Borrower	60,000,000
AP Co-Invest	69,609,000
AP Co-Invest ML	69,609,000
Co-Investment Management	69,609,000
AP Inception ML GP, LLC	60,000,000
AP VIII	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

AP Co-Invest Borrower	69,609,000
AP Borrower	60,000,000
AP Co-Invest	69,609,000
AP Co-Invest ML	69,609,000
Co-Investment Management	69,609,000
AP Inception ML GP, LLC	60,000,000
AP VIII	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

AP Inception Co-Invest ML Borrower, L.P.

By:	AP Inception Co-Invest ML GP, LLC,
its general partner

	By:	AP Inception Co-Invest GP, LLC,
its sole member

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

AP Inception ML Borrower, L.P.

By:	AP Inception ML GP, LLC,
its general partner

	By:	AP VIII Inception Holdings GP, LLC,
its sole member

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

AP Inception Co-Invest GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP Inception Co-Invest ML GP, LLC

By:	AP Inception Co-Invest GP, LLC,
its sole member

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

Apollo Co-Investment Management, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP INCEPTION ML GP, LLC

By:	AP VIII Inception Holdings GP, LLC,
its sole member

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

AP VIII Inception Holdings GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

AIF VIII MANAGEMENT, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President